Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion in the Registration Statements on Form S-4 (No. 333‑268977), Form S-3 (No. 333-272276) and Form S-8 (No. 333-255972) of GRI Bio Operations, Inc. (formerly known as GRI Bio, Inc.), (the “Company”) of our report dated February 23, 2023, related to the financial statements of the Company, which appears in this Amendment No. 2 to the Current Report on Form 8-K. Our report contains an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Sadler, Gibb & Associates
Draper, Utah
July 6, 2023